Exhibit 4.117

Dated on: September 28, 2015

iSTAR Capital International Co. Limited

(“iSTAR Capital International”)

and

iSTAR Management Limited

(“iSTAR Management”)

and

Tianfeng Securities Co., Ltd.

(“Buyer”)

and

Beijing Fuhua Innovation & Technology Development Co., Ltd.

(“Guarantor”)

Supplement (2)
To
Agreement for Sale of 100% Equities of iSTAR International Futures Co. Limited and 100% Equities of iSTAR International Wealth Management Co. Limited

EXECUTION VERSION

This Agreement dated on September 28, 2015 is signed and entered into by and among the following Parties.

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Capital International”);

(2) ISTAR MANAGEMENT LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“iSTAR Management”, collectively referred to as the “Transferors” together with iSTAR Capital International)

(3) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, 99 Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Buyer”); and

(4) Beijing Fuhua Innovation & Technology Development Co., Ltd., a limited liability company registered and organized in Beijing, China, with the registered address at Rooms A1701, 1702, 1703, 1705, 1706, 1707, 35 Finance Street, Xicheng District, Beijing, China (the “Guarantor”).

Foreword:

A．	On March 30, 2015, the Buyer, the iSTAR Capital International and the iSTAR Management signed an agreement about the sale of the 100% equity of iSTAR International Futures Co. Limited and iSTAR international Wealth Management Co. Limited (collectively the “Sale Agreement”) and on April 9, 2015 a supplement about the Sale Agreement (Supplement (1)).

According to the Sale Agreement, if any Conditions Precedent stated in Article 3.2 of the Sale Agreement cannot be satisfied or be waived or exempted by the Buyer on September 30, 2015 or a later date approved by the Parties hereto in writing, the Sale Agreement shall lose effect and terminate on Jan. 1, 2016, provided that the Sale Agreement, this Supplement and any matters covered thereby as well as the rights and obligations of each Party hereto shall not conflict with the liabilities assumed by any Party to the other Party for breaching any provisions hereof before the termination of this Agreement;

B．Each of the Parties hereto agrees to extend the deadline for the conditions precedent mentioned in article 3.2 of the Sale Agreement pursuant to this Supplement.

NOW THEREFORE, the Contracting Parties reach and enter into an agreement as follows:

1.	Definitions
1.1	Unless the context otherwise requires, the words and sentences defined in the Sale Agreement shall have the same meaning thereto when used herein.

1.2	Statutory provisions referred to herein shall mean the amendments, reenactment to or of such provisions or the modifications (whether modified before or after the date hereof) of applicability as per other provisions from time to time and include the reenacted provisions (whether changed or not).
1.3	The articles and schedules referred to herein shall mean those contained herein. Schedules to this Supplement (if any) shall be deemed to be a part of this Supplement.
1.4	Titles and headings herein are for convenience only and shall not affect the construction of this Supplement.
1.5	Words importing the singular include the plural and vice versa; Words importing any gender include every gender; and references to person are references to corporate body or unincorporated body.
1.6	The documents consisting of articles subject to approval mean the documents, the articles of which have been approved by each Party hereto or its representatives and that have been signed by each Party hereto or its representatives, for the purpose of identification.

2.	Extension of Conditions Precedent Deadline

The Buyer, Transferor and Guarantor agree unconditionally and irrevocably that the deadline set forth in Article 3.2 of Sale Agreement will be extended from Sep. 30 2015 to Dec. 31, 2015. if any Conditions Precedent stated in Article 3.2 of the Sale Agreement cannot be satisfied or be waived or exempted by the Buyer on September 30, 2015 or a later date approved by the Parties hereto in writing, the Sale Agreement shall lose effect and terminate on Jan. 1, 2016, provided that the Sale Agreement, this Supplement and any matters covered thereby as well as the rights and obligations of each Party hereto shall not conflict with the liabilities assumed by any Party to the other Party for breaching any provisions hereof before the termination of this Agreement;

3.	General Provisions
3.1	Article 9, 12 through 19 of the Sale Agreement (including Article 12 and 19) are applicable to this Supplement.
3.2	This Supplement is an integral part of the Sale Agreement, in case of any conflict between this Supplement and the Sale Agreement, this former shall control.
3.3	Unless otherwise expressly specified herein, this Supplement shall not be deemed to amend any articles contained in the Sale Agreement.
3.4	This Supplement may be executed in counterparts in any number all of which together constitutes one and same agreement; any contracting party may execute the supplement through signing a counterpart.
3.5	This Supplement is governed and construed by the laws of Hong Kong. Other articles in the Sale Agreement remain unchanged.

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IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

Wang Jun

For and on behalf of

iSTAR Capital International Co., Limited

Signed by

In presence of:

Wang Jun

For and on behalf of

iSTAR Management Limited

Signed by

In presence of:

Wu Jiangang

For and on behalf of

Tianfeng Securities Co., Ltd.

Signed by

In presence of:

Wang Jun

For and on behalf of

Beijing Fuhua Innovation & Technology Development Co., Ltd.

Signed by

In presence of: